Exhibit 99.1

CLST HOLDINGS, INC.	News Release

Contact:	Robert A. Kaiser President, Chief Executive Officer, Chief Financial Officer, Treasurer and Assistant Secretary (972) 267-0500

FOR IMMEDIATE RELEASE

CLST HOLDINGS ADOPTS STOCKHOLDER RIGHTS PLAN STRUCTURED TO PRESERVE USE OF NET OPERATING LOSSES

Dallas, TX – February 5, 2009 – CLST Holdings, Inc. (“CLST”) today announced that it has adopted a stockholder rights plan (the “Rights Plan”) designed to preserve stockholder value and the value of certain tax assets primarily associated with net operating loss carryforwards (“NOLs”) and built in losses under Section 382 of the Internal Revenue Code.

CLST’s ability to use its NOLs and built in losses would be limited if there was an “ownership change” under Section 382. This would occur if stockholders owning (or deemed under Section 382 to own) 5% or more of the CLST’s stock increase their collective ownership of the aggregate amount of outstanding shares of CLST by more than 50 percentage points over a defined period of time. The Rights Plan was adopted to reduce the likelihood of an “ownership change” occurring as defined by Section 382.

Under the Rights Plan, one right will be distributed for each share of common stock of CLST outstanding as of the close of business on February 16, 2009.  Effective February 16, 2009, if any person or group acquires 4.9% or more of the outstanding shares of common stock of CLST without CLST’s approval, there would be a triggering event causing significant dilution in the voting power of such person or group.  After any such triggering event, each holder of a right, other than rights beneficially owned by the person or group acquiring 4.9% or more shares (which such rights will thereupon become null and void), will thereafter have the right to receive upon exercise of a right and payment of the exercise price set forth in the Rights Plan, that number of shares of common stock having a market value at the time of exercise of two times the exercise price.  However, existing stockholders who currently own 4.9% or more of the outstanding shares of common stock will trigger a dilutive event only if they acquire additional shares. The Rights Plan may be amended or terminated by CLST at any time, prior to the Rights being triggered.

The Rights Plan will continue in effect for ten years after the date of the Rights Plan, unless it is terminated or the rights are redeemed earlier by CLST.

On or prior to February 16, 2009, the Rights Plan will be filed by CLST with the Securities and Exchange Commission; this filing will contain additional information regarding the terms and conditions of the Rights Plan. In addition, stockholders of record of CLST as of February 16, 2009 will be mailed a detailed summary of the Rights Plan.

Forward–Looking Statement

Certain information included herein and in other company reports may contain forward–looking statements, including statements concerning estimated future sales and earnings, new product introduction, and operational improvement. Forward–looking statements involve known and unknown risks and uncertainties that may cause the actual results in future periods of CLST Holdings, Inc. to differ materially from forecasted results.  Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward–looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward–looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

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